UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF

THE SECURITIES EXCHANGE ACT OF 1934

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material under §240.14a-12

WELBILT, INC.

(Name of Registrant as Specified In Its Charter)

Ali Holding S.r.l.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FOR IMMEDIATE RELEASE

Ali Group Submits Binding All-Cash Proposal to Acquire Welbilt for $24.00 Per Share

Represents 53.6% Premium to Welbilt’s Unaffected Share Price and 11.4% Premium to the Implied Value of the Middleby Transaction as of July 2, 2021

Fully Financed Transaction with Clear Path to Completion

Ali Group Looks Forward to Promptly Entering into Merger Agreement with Welbilt

CHICAGO, July 5, 2021 – Ali Holding S.r.l. (“Ali Group”), one of the largest and most diversified global leaders in the foodservice equipment industry, today confirmed that it has submitted a definitive proposal and merger agreement to the Board of Directors of Welbilt, Inc. (NYSE: WBT) to acquire all outstanding shares of Welbilt common stock for $24.00 per share in cash. The proposal represents a premium of 3.5% to the Welbilt closing share price on July 2, 2021, the last trading day prior to the July 5, 2021 definitive proposal, a premium of approximately 11.4% to the implied value of the all-stock transaction with The Middleby Corporation (“Middleby Transaction”) as of July 2, 2021, the last trading day prior to Ali Group submitting its proposal to Welbilt, and a premium of 53.6% to the closing share price on April 20, 2021, the last trading day prior to announcement of the Middleby Transaction.

Ali Group has obtained fully underwritten, binding commitment letters for debt financing from Goldman Sachs International and Mediobanca. The Ali Group proposal also provides certainty of securing regulatory approval with the inclusion of a “hell or high water” provision, which requires Ali Group to take all actions necessary, including divestitures, to obtain all requisite antitrust approvals without undue delay. Ali Group looks forward to promptly executing a definitive merger agreement with Welbilt to bring together the two companies’ highly complementary portfolios of foodservice equipment and solutions.

Ali Group issued the following statement:

We are pleased to present the Welbilt Board of Directors with the compelling, certain and upfront value of our fully financed, all-cash offer to acquire Welbilt for $24.00 per share, which provides even greater value than our initial proposal and includes the certainty of a “hell or high water” provision. Ali Group has completed due diligence and secured committed financing, and our proposal continues to be superior in every respect to Welbilt’s pending all-stock transaction with Middleby, with a significant premium to Welbilt shareholders and a clear path to completion. Further, given the minimal product overlap between our two companies and the fact that our proposed transaction does not require an Ali Group stockholder vote, we believe our proposal offers far greater certainty of closing than the Middleby Transaction.

We firmly believe our proposal represents the most attractive opportunity for Welbilt shareholders and expect the Welbilt Board of Directors to deem our all-cash proposal superior to the pending all-stock transaction with Middleby. We have long admired Welbilt’s heritage, breadth of products, brand strength and management team, and look forward to executing a definitive merger agreement, welcoming Welbilt and its employees to the Ali Group family and creating an industry leader with a comprehensive product portfolio and global footprint.

Advisors

Goldman Sachs & Co. LLC is serving as Ali Group’s exclusive financial advisor, and Alston & Bird is acting as legal advisor.

About Ali Group Founded in 1963, Ali Group is an Italian corporation with headquarters located in Milan, Italy and North American operations based in Chicago, Illinois. Through its subsidiaries, the company designs, manufactures, markets and services a broad line of commercial and institutional foodservice equipment used by major restaurant and hotel chains, independent restaurants, hospitals, schools, airports, correctional institutions and canteens.

Ali Group and its 80 global brands employ approximately 10,000 people in 30 countries and, in terms of sales, is one of the world’s largest groups in this industry. It has 58 manufacturing facilities in 15 countries and sales and service subsidiaries throughout Europe, North America, South America, the Middle East and Asia Pacific.

For more information on Ali Group products and services, visit www.aligroup.com.

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Additional Information and Where to Find It

This communication does not constitute an offer to buy or solicitation of an offer to sell any securities. This communication relates to a proposal which Ali Group has made for a business combination transaction with Welbilt, Inc. In furtherance of this proposal and subject to future developments, Ali Group (and, if a negotiated transaction is agreed to, Welbilt) may file one or more proxy statements or other documents with the SEC. This communication is not a substitute for any proxy statement or other document Ali Group and/or Welbilt may file with the SEC in connection with the proposed transaction. INVESTORS AND SECURITY HOLDERS OF WELBILT ARE URGED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Any definitive proxy statement (if and when available) will be mailed to stockholders of Welbilt. Investors and security holders will be able to obtain free copies of these documents (if and when available) and other documents filed with the SEC by Ali Group through the web site maintained by the SEC at http://www.sec.gov.

Participants in the Solicitation

Ali Group, together with the other participants named herein (collectively, “Ali Group”), and certain of its directors and executive officers may be deemed to be participants in any solicitation with respect to the proposed transaction under the rules of the SEC.

The participants in this solicitation are Ali Holding S.r.l. and Filippo Berti (Chairman and Chief Executive Officer), Bradford D. Willis (Chief Financial Officer), Ryan Blackman (Director of Marketing and Communications), Andrea Cocchi (Chief Executive Officer, EMEA and APAC), and Maurizio Anastasia (Chief

Financial Officer, EMEA and APAC). As of the date hereof, the Ali Group (including officers, directors and other members of management) does not own any shares of Welbilt.

Media Contacts:

Ryan Blackman

Director of Marketing and Communications

(847) 215-5090

rblackman@aligroup.com

Matthew Sherman / Andrew Siegel / Tanner Kaufman

Joele Frank, Wilkinson Brimmer Katcher

(212) 355-4449

Investor Contacts:

Daniel Burch

516-429-2721

Dburch@mackenziepartners.com

Jeanne Carr

917-648-4478

jcarr@mackenziepartners.com